UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2014

 SPHERIX INCORPORATED

(Exact name of registrant specified in its charter)

Delaware	0-5576	52-0849320
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6430 Rockledge Drive, Suite 503, Bethesda, MD		20817
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone, including area code: (703) 992-9260

Not Applicable
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 28, 2014, Spherix Incorporated (“we”, “us”, “our” or the “Company”) entered into an placement agency agreement with Laidlaw & Company (UK) LTD., as the placement agent (the “Placement Agent”), which provides for the issuance and sale in a registered direct public offering (the “Offering”) by the Company of 10,000,000 shares of our Series J Convertible Preferred stock, par value .0001 per share (“Preferred Stock”), which are convertible into a total of 10,000,00 shares of our common stock (the “Conversion Shares”). The Preferred Stock in the Offering was sold at a public offering price of $2.00 per share. The net offering proceeds to the Company from the sale of the shares are expected to be approximately $18.3 million, after deducting placement agent fees and other estimated offering expenses. The sale of the Preferred Stock is being made pursuant to a subscription agreement between the Company and certain investors in the Offering.

Shares of Preferred Stock have a liquidation preference equal to the greater of (i) the Stated Value or (ii) the amount the holder would receive as a holder of the Company’s common stock, par value $0.0001 per share, if such holder had converted the Series J Preferred Stock immediately prior to such liquidation, dissolution or winding up. Each holder of Series J Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Company and shall be entitled to the number of votes for each share of Series J Preferred Stock owned at the record date for the determination of shareholders entitled to vote on such matter. Subject to certain ownership limitations as described below, shares of Preferred Stock are convertible at any time at the option of the holder into shares of the Company's common stock in an amount equal to one (1) share of the Company’s Common Stock for each one (1) share of Series J Preferred Stock surrendered.  Subject to limited exceptions, holders of shares of Preferred Stock will not have the right to convert any portion of their Preferred Stock that would result in the holder, together with its affiliates, beneficially owning in excess of 9.99% of the number of shares of the Company's common stock outstanding immediately after giving effect to its conversion; notwithstanding the foregoing, some Investors have elected to have the 9.99% beneficial ownership limitation to initially be 4.99%.

The Offering was made pursuant to the Company’s effective registration statement on Form S-3 (Registration No. 333-195346) and the prospectus dated May 7, 2013 included in such registration statement, as supplemented by a preliminary prospectus supplement dated May 28, 2014.

The Offering is expected to close on or about June 2, 2014, subject to customary closing conditions. A copy of the placement agency agreement, the form of subscription agreement are attached to this Current Report on Form 8-K as Exhibits 1.1 and 10.1 respectively, and are incorporated herein by reference. The foregoing is only a brief description of the material terms of the placement agency agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and such descriptions are qualified in their entirety by reference to these Exhibits.

The placement agency agreement contains customary representations, warranties, covenants and agreements by the Company, indemnification obligations of the Company and the Placement Agent, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the placement agency agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

This Current Report contains forward-looking statements that involve risk and uncertainties, such as statements related to the anticipated closing of the Offering and the amount of net proceeds expected from the Offering. The risks and uncertainties involved include the Company’s ability to satisfy certain conditions to closing on a timely basis or at all, as well as other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the Offering, on or prior to the closing date, the Company shall file a Certificate of Designation of Series J Convertible Preferred Stock (the "Certificate of Designation") with the Secretary of State for the State of Delaware. The Certificate of Designation shall become effective on the closing date. The summary of the rights, powers, and preferences of the Preferred Stock set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.03. A copy of the Certificate of Designation is attached as Exhibit 4.1 and incorporated herein by reference.

Item 8.01 Other Events.

On May 29, 2014, the company announced the pricing of the Offering. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Exhibit

1.1	Placement Agency Agreement, dated as of May 28, 2014
4.1	Certificate of Designation, dated as of May 28, 2014
10.1	Form of Subscription Agreement, dated as of May 28, 2014
99.1	Press release, dated as of May 29, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPHERIX INCORPORATED

Date: May 29, 2014	By:	/s/ Anthony Hayes
	Name:	Anthony Hayes
	Title:	Chief Executive Officer

Exhibit Index

Exhibit No.	Exhibit

1.1	Placement Agency Agreement, dated as of May 28, 2014
4.1	Certificate of Designation, dated as of May 28, 2014
10.1	Form of Subscription Agreement, dated as of May 28, 2014
99.1	Press release, dated as of May 29, 2014